                                                                      Exhibit 12

                           TCI COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES
                     Calculation of Ratios of Earnings to
             Combined Fixed Charges and Preferred Stock Dividends
                   (amounts in millions, except for ratios)
                                  (unaudited)

                                                                                                                    Nine Months
                                                                              Year Ended December 31,           Ended September 30,
                                                                     ----------------------------------------   -------------------

                                                                       1994    1993    1992    1991    1990       1995     1994
                                                                     ----------------------------------------   -------------------
Earnings (losses) from continuing operations before income taxes     $   223     161      45    (108)   (308)       (75)     142

Add:

Interest on debt                                                         784     738     815     928     990        720      577
Interest Portion of Rentals                                               25      23      22      23      23         26       18
Amortization of debt expenses                                             12      12       9       6       6         10        8
Distribution from and (earnings) losses of less than
 50%-owned affiliates with debt not guaranteed by TCIC                   (32)     26     (10)    (27)     34         26       14
Minority interests in earnings (losses) of consolidated
 subsidiaries                                                             12      13     277      24     (63)      -           3
Elimination of preferred stock dividend requirement
 of consolidated subsidiaries to 50%-owned affiliates                   -       -       (250)    (42)    (36)      -        -
Preferred stock dividend requirement of 50%-owned
  affiliates, other than amounts to TCIC                                -       -        175      23      15       -        -

                                                                     ----------------------------------------   -------------------

Earnings available for fixed charges                                 $ 1,024     973   1,083     827     661        707      762
                                                                     ========================================   ===================


Fixed charges:

Interest on debt:
TCIC and consolidated subsidiaries                                       777     731     718     826     868        713      566
Elimination of interest of consolidated subsidiaries to
 50%-owned affiliates                                                   -       -        (36)    (47)    (51)      -        -
Less than 50%-owned affiliates with debt guaranteed by
 TCIC                                                                      7    -       -       -       -             7        4
TCIC's proportionate share of interest of 50%-owned
 affiliates                                                             -          7     133     149     173       -           7
                                                                     ----------------------------------------   -------------------
                                                                         784     738     815     928     990        720      577

Interest portion of rentals                                               25      23      22      23      23         26       18
Amortization of debt expense                                              12      12       9       6       6         10        8
Preferred stock dividend requirements of consolidated
 subsidiaries                                                             10      14     281      61      56          7        7
Elimination of preferred stock dividend requirement
 of consolidated subsidiaries to 50%-owned affiliates                   -       -       (250)    (42)    (36)      -        -
Preferred stock dividend requirement of 50%-owned
 affiliates, other than amounts to TCIC                                 -       -        175      23      15       -        -
Capitalized interest                                                      15       9       6       5       6          7       12
                                                                     ----------------------------------------   -------------------

Total Fixed charges                                                  $   846     796   1,058   1,004   1,060        770      622
                                                                     ========================================   ===================



Ratio of earnings to fixed charges                                      1.21    1.22    1.02    -       -                   1.23

Deficiency                                                           $  -       -       -       (177)   (399)       (63)    -

(a) Preferred Stock dividend requirements have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements. The effective income tax rate utilized for purposes of increasing preferred stock dividend requirements in 1993 has been adjusted to exclude the effect of the federal income tax rate change in the third quarter of 1993.

                                                                     (continued)

                           TCI COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES
         CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                    (AMOUNTS IN MILLIONS, EXCEPT FOR RATIO)
                                  (UNAUDITED)

FIXED CHARGES RELATED TO INTEREST ON DEBT OF LESS THAN 50%-OWNED AFFILIATES GUARANTEED BY TCIC:

YEAR ENDED DECEMBER 31,
 1990                                               710
 1991                                               506
 1992                                             2,517
 1993                                            13,833
 1994                                             5,346

NINE MONTHS ENDED SEPTEMBER 30,
 1994                                             7,403
 1995                                             3,053

TCI COMMUNICATIONS, INC.
RATIO OF EARNINGS TO FIXED CHARGES (REFC)


The ratio of earnings to combined fixed charges and preferred stock dividends of the Company was 1.02, 1.22, and 1.21 for the years ended December 31, 1992, 1993 and 1994, respectively, and 1.23 for the nine months ended September 30, 1994. The ratio of earnings to combined fixed charges and preferred stock dividends of the Company was less than 1.00 for the years ended December 31, 1990 and 1991, and for the nine months ended September 30, 1995; thus, earnings available for fixed charges and preferred stock dividends were inadequate to cover fixed charges and preferred stock dividends for such periods. The amounts of the coverage deficiencies were $399 million and $177 million for the years ended December 31, 1990 and 1991, respectively, and $63 million for the nine months ended September 30, 1995. For the ratio calculations, earnings available for fixed charges and preferred stock dividends consists of earnings (losses) before income taxes plus fixed charges (minus capitalized interest), distributions from and (earnings) loss of less than 50% owned affiliates with debt not guaranteed by the Company (net of earnings not distributed of less than 50% owned affiliates), and minority interest in earnings (losses) of consolidated subsidiaries (including an amount representing the pretax earnings which would be required to cover preferred stock dividends requirements of consolidated subsidiaries). Fixed charges consist of (i) interest (including capitalized interest) on debt, including interest of less than 50%-owned affiliates with debt guaranteed by the Company and excluding interest to 50% owned affiliates,
(ii) the Company's proportionate share of interest of 50%-owned affiliates,
(iii) that portion of rental expense the Company believes to be representative of interest (one-third of rental expense), (iv) amortization of debt expense,
(v) that portion of minority interests in earnings of consolidated subsidiaries that represent the amount of pretax earnings that would be required to cover preferred stock dividend requirements excluding similarly adjusted preferred stock dividend requirements of consolidated subsidiaries to 50%-owned affiliates, and (vi) the amount representing the pretax earnings which would be required to cover preferred stock dividend requirements of 50%-owned affiliates, other than amounts payable to the Company. The Company has guaranteed the debt of certain less than 50%-owned affiliates and certain other entities in which it has an interest. Fixed charges of $710,000, $506,000, $2,517,000, $13,833,000 and $5,346,000 relating to such guarantees for the years ended December 31, 1990, 1991, 1992, 1993 and 1994, respectively, and fixed charges of $7,403,000 and $3,053,000 relating to such guarantees for the nine months ended September 30, 1994 and 1995, respectively, have not been included in fixed charges.